Amalgamated Financial Corp. Reports First Quarter 2022 Financial Results

NEW YORK – (Globe Newswire) -- April 28, 2022: Amalgamated Financial Corp. (the “Company” or “Amalgamated”) (Nasdaq: AMAL), the holding company for Amalgamated Bank (the “Bank”), today announced financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights
•Net income of $14.2 million, or $0.45 per diluted share, as compared to $15.9 million, or $0.50 per diluted share, on a linked quarter basis.
•Excluding the tax credit or accelerated depreciation impact of our solar tax equity investments, core net income was $14.3 million or $0.45 per diluted share as compared to $12.7 million or $0.40 on a linked quarter basis.
•Deposits increased $617.2 million to $7.0 billion and political deposits increased by $159.9 million to $1.1 billion on a linked quarter basis.
•Industry leading cost of deposits was 0.09%, where non-interest bearing deposits comprised 54% of total deposits.
•Loans, including net deferred costs increased $158.0 million, or 4.8%, to $3.4 billion, on a linked quarter basis.
•PACE assessments grew $96.2 million to $723.6 million on a linked quarter basis, comprised of a $75.5 million increase in residential and a $20.7 million increase in commercial.
•Net interest income grew $1.3 million to $48.4 million as compared to $47.1 million, while the net interest margin remained consistent at 2.76%, compared to 2.77%, each on a linked quarter basis.
•Credit quality improved with criticized assets declining $51.6 million, or 22.3%, to $179.3 million on a linked quarter basis and by $155.0 million, or 46.4%, on a year over year basis.
•Repurchased approximately 163,500 shares, or $2.8 million of common stock under our previously announced $40 million share repurchase program.
•Regulatory capital remained above “well capitalized” standards.

Priscilla Sims Brown, President and Chief Executive Officer, commented, “Our first quarter results demonstrate continued momentum for Amalgamated’s socially responsible product portfolio, as we continue to execute on the four pillars of our “Growth For Good” strategy. We achieved loan growth of 4.8% while emphasizing responsible lending to quality creditors. We continue to invest in our lending platform to meet rising demand for the services we provide to change-makers and organizations that are focused on sustainability, economic justice, community financing and other social causes. We are confident we will deliver high-single-digit loan growth in 2022 and sustained profitability.” She continued, “As we progress through 2022, we expect to further improve performance metrics and valuation through prudent use of capital and a focus on shareholder returns. We believe our balance sheet is well positioned to capitalize on the current rising interest rate environment and our industry leading low cost deposit franchise enables us to drive incremental net interest income and profitability.”

Results of Operations, Quarter Ended March 31, 2022

Net income for the first quarter of 2022 was $14.2 million, or $0.45 per diluted share, compared to $15.9 million, or $0.50 per diluted share, for the fourth quarter of 2021 and $12.2 million, or $0.39 per diluted share, for the first quarter of 2021. The $1.7 million decrease for the first quarter of 2022 from the preceding quarter was primarily the result of the $5.0 million decrease in non-interest income reflecting reduced tax credits on solar equity investments in the first quarter, partially offset by a $1.3 million increase in net interest income, a $1.3 million decrease in the provision for loan loss, and a $0.6 million decrease in non-interest expense.

Core net income (non-GAAP)1 for the first quarter of 2022 was $14.4 million, or $0.46 per diluted share, compared to $16.8 million, or $0.53 per diluted share, for the fourth quarter of 2021 and $13.0 million, or $0.41 per diluted share, for the first
[1] Reconciliations of non-GAAP financial measures to the most comparable GAAP measure are set forth on the last page of the financial information accompanying this press release and may also be found on our website, www.amalgamatedbank.com.

quarter of 2021. Excluded from core net income for the first quarter of 2022 was $0.2 million of non-interest income gains on the sale of securities and $0.4 million of non-interest expenses related to the now-terminated planned merger with Amalgamated Bank of Chicago (“ABOC”), and for the fourth quarter of 2021 was $0.1 million of non-interest income losses on the sale of securities and $0.9 million of non-interest expenses related to ABOC. Excluded from core net income for the first quarter of 2021 was $1.1 million of severance expenses related to the modernization of our Trust department and its related tax impact.

Core net income excluding the effect of tax credits and accelerated deprecation from our solar investments (non-GAAP) for the first quarter of 2022 was $14.3 million, or $0.45 per diluted share, compared to $12.7 million or $0.40 per diluted share, for the fourth quarter of 2021 and $15.9 million, or $0.50 per diluted share, for the first quarter of 2021. Excluded from the results was $0.1 million of tax credits (recorded as Equity method non-interest income) for the first quarter of 2022, $5.3 million of tax credits in the fourth quarter of 2021, and $3.8 million of accelerated depreciation (recorded as Equity method non-interest contra income) in the first quarter of 2021. Presentation of the exclusion of the temporary effect of these items reduces the financial statement volatility associated with these investments.

Net interest income was $48.4 million for the first quarter of 2022, compared to $47.1 million for the fourth quarter of 2021 and $41.8 million for the first quarter of 2021. The $1.3 million increase from the preceding quarter mainly reflected higher income on securities, offset by a decrease in interest income on loans despite average loan balances being up quarter over quarter due to the timing of the loan originations. Adjusted for a $1.0 million one-time recapture of interest income on a reinstated loan recognized in the fourth quarter of 2021, loan interest income was flat on a linked quarter basis. The $6.6 million increase from the first quarter of 2021 was primarily attributable to an increase in average securities of $1.1 billion as well as higher yields from our PACE asset originations during the year.

Net interest margin was 2.76% for the first quarter of 2022, a decrease of one basis point from 2.77% in the fourth quarter of 2021, and a decrease of nine basis points from 2.85% in the first quarter of 2021. Prepayment penalties earned in loan income contributed three basis points to our net interest margin in the first quarter of 2022, compared to two basis points in the fourth quarter of 2021 and four basis points in the first quarter of 2021.

Provision for loan losses totaled an expense of $2.3 million for the first quarter of 2022 compared to an expense of $3.6 million in the fourth quarter of 2022 and a recovery of $3.3 million for the first quarter of 2021. The expense in the first quarter of 2022 was primarily driven by higher loan balances, and a $0.4 million charge-off related to a loan that was transferred to held for sale, partially offset by improved credit quality.

Non-interest income was $7.4 million for the first quarter of 2022, compared to $12.4 million in the fourth quarter of 2021 and $4.0 million for the first quarter in 2021. The $5.0 million decrease compared to the preceding quarter was primarily driven by the tax credits on solar equity investments in the prior quarter. The $3.4 million increase compared to the corresponding quarter in 2021 was primarily due to a gain of $0.4 million related to equity investments in solar initiatives in the first quarter of 2022 compared to a $3.8 million loss in the first quarter in 2021. This is due to the timing of tax credits and subsequent losses generated before reaching a steady flow of income. These impacts do not include any benefits of new solar equity investments that we may make in the future.

Core non-interest income excluding the effect of tax credits and accelerated deprecation from our solar investments (non-GAAP) for the first quarter of 2022 was $7.4 million, compared to $7.0 million for the fourth quarter of 2021 and $7.8 million, for the first quarter of 2021. Excluded from the results was $0.1 million of tax credits (recorded as Equity method non-interest income) for the first quarter of 2022, $5.3 million of tax credits in the fourth quarter of 2021, and $3.8 million of accelerated depreciation (recorded as Equity method non-interest contra income) in the first quarter of 2021.

Non-interest expense for the first quarter of 2022 was $34.4 million, a decrease of $0.6 million from the fourth quarter of 2021 and an increase of $1.6 million from the first quarter of 2021. The decrease from the preceding quarter is primarily driven by a $0.5 million decrease in ABOC related costs. The increase from the first quarter of 2021 is primarily driven by a $2.2 million increase in data processing related to the modernization of our Trust Department, offset by decreases in professional fees.

Our provision for income tax expense was $4.9 million for the first quarter of 2022, compared to $4.9 million for the fourth quarter of 2021 and $4.1 million for the first quarter of 2021. Our effective tax rate for the first quarter of 2022 was 25.8%, compared to 23.6% for the fourth quarter of 2021 and 25.4% for the first quarter of 2021.

Financial Condition

Total assets were $7.7 billion at March 31, 2022, compared to $7.1 billion at December 31, 2021. The increase of $0.6 billion was driven primarily by a $43.6 million increase in cash and cash equivalents, a $410.4 million increase in investment securities, of which $96.2 million was from PACE assessments, as well as a $158.0 million increase in loans receivable, net.

Total loans, including net deferred costs at March 31, 2022 were $3.4 billion, an increase of $158.0 million, compared to December 31, 2021. The increase in loans was primarily driven by a $79.5 million increase in residential loans mainly from direct originations and a $97.6 million increase in our consumer and other loans, primarily driven by solar loan originations from existing flow arrangements, offset by a combined $19.9 million decrease in the commercial portfolio as payoffs exceeded originations. The volume of payoffs is a result of our continued focus on credit quality improvement in the commercial portfolio with $20.3 million of payoffs from criticized loans in addition to certain other pass grade loans.

Deposits at March 31, 2022 were $7.0 billion, an increase of $617.2 million, as compared to $6.4 billion as of December 31, 2021. Deposits held by politically active customers, such as campaigns, PACs, advocacy-based organizations, and state and national party committees were $1.1 billion as of March 31, 2022, an increase of $159.9 million compared to $989.6 million as of December 31, 2021. Noninterest-bearing deposits represent 53% of average deposits and 54% of ending deposits for the quarter ended March 31, 2022, contributing to an average cost of deposits of 0.09% in the first quarter of 2022, representing no change from the preceding quarter.

Nonperforming assets totaled $61.1 million, or 0.80% of period-end total assets at March 31, 2022, an increase of $6.5 million, compared with $54.6 million, or 0.77% of period-end total assets at December 31, 2021. The increase in non-performing assets at March 31, 2022 compared to December 31, 2021 was primarily driven by a multi-loan new troubled debt restructuring totaling $10.5 million from the same borrower relationship, offset by a $5.1 million decrease in residential nonaccrual loans. While nonperforming assets increased, overall credit quality improved with criticized assets declining $51.6 million, or 22.3%, to $179.3 million on a linked quarter basis and by $155.0 million, or 46.4%, on a year over year basis.

The allowance for loan losses increased $1.6 million to $37.5 million at March 31, 2022 from $35.9 million at December 31, 2021, primarily due to an increase in loan balances. At March 31, 2022, we had $58.2 million of impaired loans for which a specific allowance of $4.6 million was made, compared to $53.2 million of impaired loans at December 31, 2021 for which a specific allowance of $5.1 million was made. The ratio of allowance to total loans was 1.08% at March 31, 2022 and 1.08% at December 31, 2021.

Capital

As of March 31, 2022, our Common Equity Tier 1 Capital Ratio was 12.36%, Total Risk-Based Capital Ratio was 15.16%, and Tier-1 Leverage Capital Ratio was 7.34%, compared to 12.98%, 15.95% and 7.62%, respectively, as of December 31, 2021. Stockholders’ equity at March 31, 2022 was $526.8 million, compared to $563.9 million at December 31, 2021. The decrease in stockholders’ equity was primarily driven by a $46.3 million decrease in accumulated other comprehensive income due to the tax effected mark to market on our securities portfolio and a $2.5 million decrease in additional paid-in capital, partially offset by $14.2 million of net income.

Our tangible book value per share was $16.45 as of March 31, 2022 compared to $17.56 as of December 31, 2021, primarily as a result of a $46.3 million decline from the previous quarter in the tax effected mark-to-market adjustment for the fair value of our available-for-sale securities portfolio. The mark-to-market adjustment has no impact on our Tier 1 Capital Ratio or other Risk based ratios.

Conference Call

As previously announced, Amalgamated Financial Corp. will host a conference call to discuss its first quarter 2022 results today, April 28th, 2022 at 11:00am (Eastern Time). The conference call can be accessed by dialing 1-877-407-9716 (domestic) or 1-201-493-6779 (international) and asking for the Amalgamated Financial Corp. First Quarter 2022 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13728266. The telephonic replay will be available until May 5, 2022.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of our website at http://ir.amalgamatedbank.com/. The online replay will remain available for a limited time beginning immediately following the call.

The presentation materials for the call can be accessed on the investor relations section of our website at http://ir.amalgamatedbank.com/.

About Amalgamated Financial Corp.

Amalgamated Financial Corp. is a Delaware public benefit corporation and a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, Amalgamated Bank. Amalgamated Bank is a New York-based full-service commercial bank and a chartered trust company with a combined network of five branches across New York City, Washington D.C., and San Francisco, and a commercial office in Boston. Amalgamated Bank was formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country's oldest labor unions. Amalgamated Bank provides commercial banking and trust services nationally and offers a full range of products and services to both commercial and retail customers. Amalgamated Bank is a proud member of the Global Alliance for Banking on Values and is a certified B Corporation®. As of March 31, 2022, our total assets were $7.7 billion, total net loans were $3.4 billion, and total deposits were $7.0 billion. Additionally, as of March 31, 2022, our trust business held $39.7 billion in assets under custody and $15.1 billion in assets under management.

Non-GAAP Financial Measures

This release (and the accompanying financial information and tables) refers to certain non-GAAP financial measures including, without limitation, “Core operating revenue,” “Core non-interest expense,” “Core net income,” “Tangible common equity,” “Average tangible common equity,” “Core return on average assets,” “Core return on average tangible common equity,” and “Core efficiency ratio.”

Our management utilizes this information to compare our operating performance for March 31, 2022 versus certain periods in 2021 and to prepare internal projections. We believe these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of our operating performance. In addition, because intangible assets such as goodwill and other discrete items unrelated to our core business, which are excluded, vary extensively from company to company, we believe that the presentation of this information allows investors to more easily compare our results to those of other companies.

The presentation of non-GAAP financial information, however, is not intended to be considered in isolation or as a substitute for GAAP financial measures. We strongly encourage readers to review the GAAP financial measures included in this release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this release with other companies’ non-GAAP financial measures having the same or similar names. Reconciliations of non-GAAP financial disclosures to comparable GAAP measures found in this release are set forth in the final pages of this release and also may be viewed on our website, amalgamatedbank.com.

Terminology

Certain terms used in this release are defined as follows:

“Core operating revenue” is defined as total net interest income plus non-interest income excluding gains and losses on sales of securities and gains on the sale of owned property. We believe the most directly comparable GAAP financial measure is the total of net interest income and non-interest income.

“Core non-interest expense” is defined as total non-interest expense excluding costs related to any branch closures and restructuring/severance costs. We believe the most directly comparable GAAP financial measure is total non-interest expense.

“Core net income” is defined as net income after tax excluding gains and losses on sales of securities, gains on the sale of owned property, costs related to any branch closures, restructuring/severance costs, any acquisition costs, and taxes on notable pre-tax items. We believe the most directly comparable GAAP financial measure is net income.

“Tangible common equity”, and “Tangible book value” are defined as stockholders’ equity excluding, as applicable, minority interests, preferred stock, goodwill and core deposit intangibles. We believe that the most directly comparable GAAP financial measure is total stockholders’ equity.

“Core return on average assets” is defined as “Core net income” divided by average total assets. We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average assets calculated by dividing net income by average total assets.

“Core return on average tangible common equity” is defined as “Core net income” divided by “Average tangible common equity.” We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average equity calculated by dividing net income by average total stockholders’ equity.

“Core efficiency ratio” is defined as “Core non-interest expense” divided by “Core operating revenue.” We believe the most directly comparable performance ratio derived from GAAP financial measures is an efficiency ratio calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income.

Forward-Looking Statements

Statements included in this release that are not historical in nature are intended to be, and are hereby identified as, forward-looking statements within the meaning of the Private Securities Litigation Reform Act, Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified through the use of forward-looking terminology such as “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “in the future,” “may” and “intend,” as well as other similar words and expressions of the future, and in this release include statements related to future loss/income (including projected non-interest income) of solar tax equity investments. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors, any or all of which could cause actual results to differ materially from the results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (ii) continuation of the historically low short-term interest rate environment; (iii) our inability to maintain the historical growth rate of the loan portfolio; (iv) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (v) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on our results, including as a result of compression to net interest margin; (vi) greater than anticipated adverse conditions in the national or local economies including in our core markets, including, but not limited to, the negative impacts and disruptions resulting from the outbreak of the novel coronavirus, or COVID-19, which may continue to have an adverse impact on our business, operations and performance, and could continue to have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (vii) fluctuations or unanticipated changes in interest rates on loans or deposits or that affect the yield curve; (viii) the results of regulatory examinations; (ix) potential deterioration in real estate values; (x) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (xi) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (xii) increased competition for experienced executives in the banking industry; (xiii) potential adverse reactions or changes to business or employee relationships, including those resulting from the termination of the merger agreement with ABOC; and (xix) the outcome of any legal proceedings that may be instituted against us in connection with the termination of the merger agreement with ABOC. Additional factors which could affect the forward-looking statements can be found in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at https://www.sec.gov/. We disclaim any obligation to update or revise any forward-looking statements contained in this release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
Jamie Lillis
Solebury Trout
shareholderrelations@amalgamatedbank.com
800-895-4172

Consolidated Statements of Income (unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2022	2021	2021
INTEREST AND DIVIDEND INCOME
Loans	$31,127	$32,138	$31,109
Securities	19,115	16,511	12,170
Federal Home Loan Bank of New York stock	40	38	48
Interest-bearing deposits in banks	179	200	90
Total interest and dividend income	50,461	48,887	43,417
INTEREST EXPENSE
Deposits	1,402	1,407	1,573
Borrowed funds	691	399	—
Total interest expense	2,093	1,806	1,573
NET INTEREST INCOME	48,368	47,081	41,844
Provision for (recovery of) loan losses	2,293	3,568	(3,261)
Net interest income after provision for loan losses	46,075	43,513	45,105
NON-INTEREST INCOME
Trust Department fees	3,491	2,881	3,827
Service charges on deposit accounts	2,447	2,414	2,178
Bank-owned life insurance	814	530	788
Gain (loss) on sale of securities	162	(106)	21
Gain (loss) on sale of loans, net	(157)	181	707
Equity method investments	432	5,870	(3,682)
Other	233	591	161
Total non-interest income	7,422	12,361	4,000
NON-INTEREST EXPENSE
Compensation and employee benefits	17,669	17,359	18,039
Occupancy and depreciation	3,440	3,730	3,501
Professional fees	2,815	3,742	3,661
Data processing	5,184	5,194	3,005
Office maintenance and depreciation	725	695	655
Amortization of intangible assets	262	302	302
Advertising and promotion	854	982	597
Other	3,448	3,028	3,033
Total non-interest expense	34,397	35,032	32,793
Income before income taxes	19,100	20,842	16,312
Income tax expense (benefit)	4,935	4,918	4,123
Net income	14,165	15,924	12,189
Net income attributable to Amalgamated Financial Corp.	$14,165	$15,924	$12,189
Earnings per common share - basic	$0.46	$0.51	$0.39
Earnings per common share - diluted	$0.45	$0.50	$0.39

Consolidated Statements of Financial Condition

(In thousands)	March 31, 2022	December 31, 2021
Assets	(unaudited)
Cash and due from banks	$9,085	$8,622
Interest-bearing deposits in banks	364,958	321,863
Total cash and cash equivalents	374,043	330,485
Securities:
Available for sale, at fair value (amortized cost of $2,474,572 and $2,103,049, respectively)	2,421,064	2,113,410
Held-to-maturity (fair value of $921,395 and $849,704, respectively)	946,347	843,569
Loans held for sale	2,490	3,279
Loans receivable, net of deferred loan origination costs (fees)	3,470,174	3,312,224
Allowance for loan losses	(37,542)	(35,866)
Loans receivable, net	3,432,632	3,276,358

Resell agreements	180,150	229,018
Accrued interest and dividends receivable	27,409	28,820
Premises and equipment, net	11,654	11,735
Bank-owned life insurance	106,975	107,266
Right-of-use lease asset	33,449	33,115
Deferred tax asset	46,149	26,719
Goodwill	12,936	12,936
Other intangible assets	3,890	4,151
Equity investments	7,102	6,856
Other assets	47,041	50,159
Total assets	$7,653,331	$7,077,876
Liabilities
Deposits	$6,973,473	$6,356,255
Subordinated Debt	83,870	83,831
Operating leases	47,883	48,160
Other liabilities	21,343	25,755
Total liabilities	7,126,569	6,514,001

Stockholders’ equity
Common stock, par value $.01 per share (70,000,000 shares authorized; 30,995,271 and 31,130,143 shares issued and outstanding, respectively)	310	311
Additional paid-in capital	295,443	297,975
Retained earnings	271,722	260,047
Accumulated other comprehensive income (loss), net of income taxes	(40,846)	5,409
Total Amalgamated Financial Corp. stockholders' equity	526,629	563,742
Noncontrolling interests	133	133
Total stockholders' equity	526,762	563,875
Total liabilities and stockholders’ equity	$7,653,331	$7,077,876

Select Financial Data

	As of and for the
	Three Months Ended
	March 31,	December 31,	March 31,
(Shares in thousands)	2022	2021	2021
Selected Financial Ratios and Other Data:
Earnings
Basic	$0.46	$0.51	$0.39
Diluted	0.45	0.50	0.39
Core net income (non-GAAP)
Basic	$0.46	$0.54	$0.42
Diluted	0.46	0.53	0.41
Core net income excluding solar tax impact (non-GAAP)
Basic	0.46	0.41	0.51
Diluted	0.45	0.40	0.50
Book value per common share (excluding minority interest)	16.99	18.11	17.33
Tangible book value per share (non-GAAP)	16.45	17.56	16.75
Common shares outstanding	30,995	31,130	31,169
Weighted average common shares outstanding, basic	31,107	31,108	31,082
Weighted average common shares outstanding, diluted	31,456	31,516	31,524

Select Financial Data

	As of and for the
	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Selected Performance Metrics:
Return on average assets	0.78%	0.90%	0.79%
Core return on average assets (non-GAAP)	0.79%	0.95%	0.85%
Core return on average assets excluding solar tax impact (non-GAAP)	0.79%	0.72%	1.03%
Return on average equity	10.25%	11.23%	9.11%
Core return on average tangible common equity (non-GAAP)	10.72%	12.20%	10.05%
Core return on average tangible common equity excluding solar tax impact (non-GAAP)	10.68%	9.23%	12.27%
Average equity to average assets	7.58%	8.02%	8.71%
Tangible common equity to tangible assets	6.68%	7.74%	8.18%
Loan yield	3.85%	4.01%	3.83%
Securities yield	2.28%	2.18%	2.18%
Deposit cost	0.09%	0.09%	0.11%
Net interest margin	2.76%	2.77%	2.85%
Efficiency ratio (1)	61.65%	58.94%	71.53%
Core efficiency ratio (non-GAAP) (1)	61.07%	57.18%	69.18%
Core efficiency ratio excluding solar tax impact (non-GAAP)	61.14%	62.81%	63.84%

Asset Quality Ratios:
Nonaccrual loans to total loans	0.84%	0.85%	1.78%
Nonperforming assets to total assets	0.80%	0.77%	1.27%
Allowance for loan losses to nonaccrual loans	129.71%	127.10%	63.32%
Allowance for loan losses to total loans	1.08%	1.08%	1.13%
Annualized net charge-offs (recoveries) to average loans	0.08%	0.44%	0.20%

Capital Ratios:
Tier 1 leverage capital ratio	7.34%	7.62%	8.06%
Tier 1 risk-based capital ratio	12.36%	12.98%	13.70%
Total risk-based capital ratio	15.16%	15.95%	14.74%
Common equity tier 1 capital ratio	12.36%	12.98%	13.70%

(1) Efficiency ratio is calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income

Loan and Held-to-Maturity Securities Portfolio Composition

(In thousands)	At March 31, 2022		At December 31, 2021		At March 31, 2021
	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
Commercial portfolio:
Commercial and industrial	$724,177	20.9%	$729,385	22.0%	$612,581	18.8%
Multifamily	813,702	23.5%	821,801	24.8%	882,231	27.2%
Commercial real estate	354,174	10.2%	369,429	11.2%	364,308	11.2%
Construction and land development	40,242	1.2%	31,539	1.0%	50,267	1.5%
Total commercial portfolio	1,932,295	55.8%	1,952,154	59.0%	1,909,387	58.7%

Retail portfolio:
Residential real estate lending	1,143,175	33.0%	1,063,682	32.2%	1,137,851	35.0%
Consumer and other	389,452	11.2%	291,818	8.8%	206,451	6.3%
Total retail	1,532,627	44.2%	1,355,500	41.0%	1,344,302	41.3%
Total loans held for investment	3,464,922	100.0%	3,307,654	100.0%	3,253,689	100.0%

Net deferred loan origination costs (fees)	5,252		4,570		5,815
Allowance for loan losses	(37,542)		(35,866)		(36,662)
Total loans, net	$3,432,632		$3,276,358		$3,222,842

Held-to-maturity securities portfolio:
PACE assessments	723,646	76.5%	627,394	74.4%	451,643	85.0%
Other securities	222,701	23.5%	216,175	25.6%	79,631	15.0%
Total held-to-maturity securities	$946,347	100.0%	$843,569	100.0%	$531,274	100.0%

Net Interest Income Analysis

	Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
(In thousands)	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate

Interest earning assets:
Interest-bearing deposits in banks	$423,878	$179	0.17%	$561,027	$200	0.14%	$380,390	$90	0.10%
Securities and FHLB stock	3,192,642	18,435	2.34%	2,876,150	15,973	2.20%	2,116,952	11,798	2.26%
Resell Agreements	219,221	720	1.33%	138,436	576	1.65%	154,266	420	1.10%
Total loans, net (1)(2)	3,280,115	31,127	3.85%	3,177,729	32,138	4.01%	3,293,775	31,109	3.83%
Total interest earning assets	7,115,856	50,461	2.88%	6,753,342	48,887	2.87%	5,945,383	43,417	2.96%
Non-interest earning assets:
Cash and due from banks	9,226			8,072			7,307
Other assets	267,689			249,476			279,308
Total assets	$7,392,771			$7,010,890			$6,231,998

Interest bearing liabilities:
Savings, NOW and money market deposits	$2,896,086	$1,247	0.17%	$2,765,380	$1,220	0.18%	$2,512,892	$1,222	0.20%
Time deposits	199,340	155	0.32%	215,562	187	0.34%	280,057	351	0.51%
Total deposits	3,095,426	1,402	0.18%	2,980,942	1,407	0.19%	2,792,949	1,573	0.23%
Federal Home Loan Bank advances	—	—	0.00%	—	—	0.00%	495	—	0.00%
Other Borrowings	84,597	691	3.31%	49,891	399	3.17%	—	—	0.00%
Total interest bearing liabilities	3,180,023	2,093	0.27%	3,030,833	1,806	0.24%	2,793,444	1,573	0.23%
Non-interest bearing liabilities:
Demand and transaction deposits	3,549,483			3,290,932			2,786,581
Other liabilities	102,874			126,746			109,420
Total liabilities	6,832,380			6,448,511			5,689,445
Stockholders' equity	560,391			562,379			542,553
Total liabilities and stockholders' equity	$7,392,771			$7,010,890			$6,231,998

Net interest income / interest rate spread		$48,368	2.61%		$47,081	2.63%		$41,844	2.73%
Net interest earning assets / net interest margin	$3,935,833		2.76%	$3,722,509		2.77%	$3,151,939		2.85%

Total Cost of Deposits			0.09%			0.09%			0.11%

(1) Amounts are net of deferred origination costs (fees) and the allowance for loan losses
(2) Includes prepayment penalty interest income in 1Q2022, 4Q2021, and 1Q2021 of $399, $353, and $642 respectively (in thousands)

Deposit Portfolio Composition

(In thousands)	March 31, 2022	December 31, 2021	March 31, 2021

Non-interest bearing demand deposit accounts	$3,759,349	$3,335,005	$2,819,627
NOW accounts	212,550	210,844	206,145
Money market deposit accounts	2,416,201	2,227,953	2,067,886
Savings accounts	386,253	375,301	361,731
Time deposits	199,120	207,152	264,678
Total deposits	$6,973,473	$6,356,255	$5,720,067

	Three Months Ended
	March 31, 2022		December 31, 2021		March 31, 2021
(In thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid

Non-interest bearing demand deposit accounts	$3,549,482	0.00%	$3,290,932	0.00%	$2,786,581	0.00%
NOW accounts	208,134	0.08%	204,556	0.09%	198,117	0.08%
Money market deposit accounts	2,310,294	0.19%	2,190,423	0.20%	1,963,707	0.23%
Savings accounts	377,659	0.11%	370,401	0.10%	351,068	0.11%
Time deposits	199,340	0.32%	215,562	0.34%	280,057	0.51%
Total deposits	$6,644,909	0.09%	$6,271,874	0.09%	$5,579,530	0.11%

Asset Quality

(In thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Loans 90 days past due and accruing	$—	$—	$2,424
Nonaccrual loans held for sale	2,490	1,000	—
Nonaccrual loans excluding held for sale loans and restructured loans	10,835	14,722	37,324
Troubled debt restructured loans - nonaccrual	18,107	13,497	20,578
Troubled debt restructured loans - accruing	29,259	24,997	17,656
Other real estate owned	307	307	2,988
Impaired securities	59	63	61
Total nonperforming assets	$61,057	$54,586	$81,031

Nonaccrual loans:
Commercial and industrial	$8,099	$8,313	$12,347
Multifamily	3,537	2,907	7,660
Commercial real estate	3,988	4,054	4,133
Construction and land development	5,053	—	8,605
Total commercial portfolio	20,677	15,274	32,745

Residential real estate lending	7,404	12,525	24,300
Consumer and other	861	420	857
Total retail portfolio	8,265	12,945	25,157
Total nonaccrual loans	$28,942	$28,219	$57,902

Nonaccrual loans to total loans	0.84%	0.85%	1.78%
Nonperforming assets to total assets	0.80%	0.77%	1.27%
Allowance for loan losses to nonaccrual loans	129.71%	127.10%	63.32%
Allowance for loan losses to total loans	1.08%	1.08%	1.13%
Annualized net charge-offs (recoveries) to average loans	0.08%	0.44%	0.20%

Credit Quality

	March 31, 2022
(in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$691,834	$7,221	$25,122	$—	$724,177
Multifamily	745,349	32,737	35,616	—	813,702
Commercial real estate	291,320	2,899	59,955	—	354,174
Construction and land development	32,766	—	7,476	—	40,242
Residential real estate lending	1,135,481	290	7,404	—	1,143,175
Consumer and other	388,907	—	545	—	389,452
Total loans	$3,285,657	$43,147	$136,118	$—	$3,464,922

	December 31, 2021
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$693,312	$10,165	$25,908	$—	$729,385
Multifamily	721,869	48,804	51,128	—	821,801
Commercial real estate	295,261	13,947	60,221	—	369,429
Construction and land development	24,063	—	7,476	—	31,539
Residential real estate lending	1,050,865	292	12,525	—	1,063,682
Consumer and other	291,398	—	420	—	291,818
Total loans	$3,076,768	$73,208	$157,678	$—	$3,307,654

	March 31, 2021
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$566,421	$17,622	$28,079	$459	$612,581
Multifamily	742,746	108,016	28,296	3,173	882,231
Commercial real estate	257,178	32,878	74,252	—	364,308
Construction and land development	33,971	7,691	8,605	—	50,267
Residential real estate lending	1,113,551	—	24,300	—	1,137,851
Consumer and other	205,594	—	857	—	206,451
Total loans	$2,919,461	$166,207	$164,389	$3,632	$3,253,689

Reconciliation of GAAP to Non-GAAP Financial Measures
The information provided below presents a reconciliation of each of our non-GAAP financial measures to the most directly comparable GAAP financial measure.

	As of and for the
	Three Months Ended
(in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Core operating revenue
Net Interest income (GAAP)	$48,368	$47,081	$41,844
Non-interest income	7,422	12,361	4,000
Less: Securities (gain) loss	(162)	106	(18)
Core operating revenue (non-GAAP)	55,628	59,548	45,826
Less: Tax (credits) depreciation on solar investments	(64)	(5,337)	3,836
Core operating revenue excluding solar tax impact (non-GAAP)	$55,564	$54,211	$49,662

Core non-interest expense
Non-interest expense (GAAP)	$34,397	$35,032	$32,793
Less: Severance (1)	(52)	(54)	(1,090)
Less: ABOC	(371)	(930)	—
Core non-interest expense (non-GAAP)	$33,974	$34,048	$31,703

Core net income
Net Income (GAAP)	$14,165	$15,924	$12,189
Less: Securities (gain) loss	(162)	106	(18)
Add: Severance (1)	52	54	1,090
Add: ABOC	371	930	—
Less: Tax on notable items	(67)	(257)	(271)
Core net income (non-GAAP)	14,359	16,757	12,990
Less: Tax (credits) depreciation on solar investments	(64)	(5,337)	3,836
Add: Tax effect of solar income	17	1,259	(973)
Core net income excluding solar tax impact (non-GAAP)	$14,312	$12,679	$15,853

Tangible common equity
Stockholders' equity (GAAP)	$526,762	$563,875	$540,222
Less: Minority interest	(133)	(133)	(133)
Less: Goodwill	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(3,890)	(4,151)	(5,057)
Tangible common equity (non-GAAP)	$509,803	$546,655	$522,096

Average tangible common equity
Average stockholders' equity (GAAP)	$560,391	$562,379	$542,553
Less: Minority interest	(133)	(133)	(133)
Less: Goodwill	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(4,017)	(4,299)	(5,205)
Average tangible common equity (non-GAAP)	$543,305	$545,011	$524,279

Core return on average assets
Denominator: Total average assets	7,392,771	7,010,890	6,231,998
Core return on average assets (non-GAAP)	0.79%	0.95%	0.85%
Core return on average assets excluding solar tax impact (non-GAAP)	0.79%	0.72%	1.03%

Core return on average tangible common equity
Denominator: Average tangible common equity	543,305	545,011	524,279
Core return on average tangible common equity (non-GAAP)	10.72%	12.20%	10.05%
Core return on average tangible common equity excluding solar tax impact (non-GAAP)	10.68%	9.23%	12.27%

Core efficiency ratio
Numerator: Core non-interest expense (non-GAAP)	33,974	34,048	31,703
Core efficiency ratio (non-GAAP)	61.07%	57.18%	69.18%
Core efficiency ratio excluding solar tax impact (non-GAAP)	61.14%	62.81%	63.84%

(1) Salary and COBRA reimbursement expense for positions eliminated